Exhibit 8.1

THE WARNER	ABU DHABI
1299 PENNSYLVANIA AVE., NW	AUSTIN
WASHINGTON, D.C.	BEIJING
20004-2400	DALLAS
DUBAI
TEL +1 202.639.7700	HONG KONG
FAX +1 202.639.7890	HOUSTON
www.bakerbotts.com	LONDON
MOSCOW
NEW YORK
PALO ALTO
RIYADH
WASHINGTON

September 23, 2011

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Interactive Corporation, a Delaware corporation formerly known as Liberty Media Corporation (“Liberty”), we have examined and are familiar with the Registration Statement on Form S-4 (File No. 333-171201) (the “Registration Statement”), which was filed by Liberty Media Corporation, a Delaware corporation formerly known as Liberty CapStarz, Inc. and as Liberty Splitco, Inc. (“Splitco”), on April 18, 2011 with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 19, 2011 (which is being amended on the date hereof for the purpose of filing of this opinion) for the purpose of registering, under the Securities Act of 1933, as amended (the “Securities Act”), the distribution of:

(i)            all of the outstanding shares of Splitco’s Series A Liberty Capital common stock, par value $.01 per share (the “Series A Splitco Capital Common Stock”), to the holders of Liberty’s Series A Liberty Capital common stock, par value $.01 per share (the “Series A Liberty Capital Common Stock”), in exchange for all of the outstanding shares of Series A Liberty Capital Common Stock;

(ii)           all of the outstanding shares of Splitco’s Series B Liberty Capital common stock, par value $.01 per share (the “Series B Splitco Capital Common Stock,” and together with the Series A Splitco Capital Common Stock, the “Splitco Capital Common Stock”), to the holders of Liberty’s Series B Liberty Capital common stock, par value $.01 per share (the “Series B Liberty Capital Common Stock,” and together with the Series A Liberty Capital Common Stock, the “Liberty Capital Common Stock”), in exchange for all of the outstanding shares of Series B Liberty Capital Common Stock;

(iii)          all of the outstanding shares of Splitco’s Series A Liberty Starz common stock, par value $.01 per share (the “Series A Splitco Starz Common Stock”), to the holders of Liberty’s Series A Liberty Starz common stock, par value $.01 per share (the “Series A Liberty Starz Common Stock”), in exchange for all of the outstanding shares of Series A Liberty Starz Common Stock; and

(iv)          all of the outstanding shares of Splitco’s Series B Liberty Starz common stock, par value $.01 per share (the “Series B Splitco Starz Common Stock,” and together with the Series A Splitco Starz Common Stock, the “Splitco Starz Common Stock”), to the holders of Liberty’s Series B Liberty Starz common stock, par value $.01 per share (the “Series B Liberty Starz Common Stock,” and together with the Series A Liberty Starz Common Stock, the “Liberty Starz Common Stock”), in exchange for all of the outstanding shares of Series B Liberty Starz Common Stock (together (i), (ii), (iii), and (iv), the “Split-Off”).

The terms of Split-Off, the Splitco Capital Common Stock, and the Splitco Starz Common Stock are described in the proxy statement/prospectus (the “Proxy Statement”) which forms a part of the Registration Statement. We have participated in the preparation of the discussion set forth in the Proxy Statement under the heading “Material U.S. Federal Income Tax Consequences of the Split-Off” (the “Discussion”).  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this opinion, we have examined and relied upon the facts, information, statements, covenants, representations, and warranties contained in the originals or copies, certified or otherwise identified to our satisfaction, of (i) PLR 131418-10 (published as PLR 201135025) that was issued to Liberty on March 3, 2011 (the “Ruling”), (ii) the request for the Ruling, dated July 28, 2010, filed by Liberty with the Internal Revenue Service (the “IRS”) in connection with the Split-Off, as modified and supplemented by certain supplemental submissions and correspondence filed by Liberty with the IRS, (iii) the letter from J.P. Morgan Securities Inc. to the Liberty board of directors, dated July 27, 2010, (iv) the Registration Statement, (v) the Proxy Statement, (vi) Liberty’s restated certificate of incorporation, (vii) the Reorganization Agreement dated August 30, 2011, by and between Liberty and Splitco, (viii) Splitco’s restated certificate of incorporation, a form of which is attached as Exhibit 3.1 to the Registration Statement, (ix) the representation letters, delivered by each of Liberty, Splitco, and Mr. John C. Malone to us, dated the date hereof, and (x) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  Unless otherwise specified, capitalized terms used herein shall have the meaning given to them in the Reorganization Agreement.

This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, covenants, representations, and warranties set forth in each of the documents referred to above. This opinion further assumes that all of the statements and representations set forth in the representation letters referred to above are true, correct, and complete without regard to any qualification for knowledge or belief. This opinion is premised upon the continued validity of the Ruling and the accuracy of all of the facts, information, statements, covenants, representations, and warranties upon which the Ruling and this opinion are based.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Split-Off will be consummated in the manner described in the Proxy Statement, the Reorganization Agreement, and the Ruling, and that none of the terms and conditions of the Split-Off will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements, representations, warranties, or assumptions, or any breach of any of the aforementioned covenants could adversely affect this opinion.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

(i)            the Contribution and the Split-Off will qualify as a tax-free transaction under sections 355 and 368(a)(1)(D) of the Code;

(ii)           no gain or loss will be recognized by Liberty upon the distribution of Splitco Capital Common Stock and Splitco Starz Common Stock in the Split-Off;

(iii)          no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Capital Common Stock and Liberty Starz Common Stock upon the exchange of their shares of Liberty Capital Common Stock and Liberty Starz Common Stock for shares of Splitco Capital Common Stock and Splitco Starz Common Stock, respectively, in the Split-Off;

(iv)          the Splitco Capital Common Stock and the Splitco Starz Common Stock distributed in the Split-Off will be treated as stock of Splitco for U.S. federal income tax purposes; and

(v)           the Splitco Capital Common Stock and the Splitco Starz Common Stock distributed in the Split-Off will not constitute section 306 stock within the meaning of section 306(c) of the Code.

This opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.

We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. This opinion is not binding upon the IRS or any court and will not preclude the IRS or such court from adopting a contrary position. We express no other opinion as to the U.S. federal tax consequences of the Contribution or the Split-Off, including, without limitation, under those provisions of the Code and applicable Treasury regulations relating to U.S. federal consolidated income tax returns, and we express no opinion as to the state, local, foreign, or other tax consequences, of the Contribution or the Split-Off.

This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Proxy Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent. Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,
/s/ Baker Botts L.L.P.